Schedule 21

Penn National Gaming, Inc.
Mountainview Thoroughbred Racing Association
Pennsylvania National Turf Club
Penn National Holding Company
Penn National Gaming of West Virginia, Inc.
PNGI Charles Town Gaming, Limited Liability Company.
PNGI Charles Town Food & Beverage, LLC.
Tennessee Downs, Inc.
Penn National GSFR, Inc.
PNGI Pocono, Inc.
The Downs Racing, Inc.
Northeast Concessions, Inc.
Mill Creek Land, Inc.
Backside, Inc.
Wilkes Barre Downs, Inc.
Casino Holding, Inc.
BSL, Inc.
BTN, Inc.
eBetUSA.com, Inc.
Penn National Speedway, Inc.
Sterling Aviation, Inc.




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